Exhibit 17G

                      SunAmerica Style Select Series, Inc.
                           Large-Cap Growth Portfolio
                            Mid-Cap Growth Portfolio

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                         IMPORTANT NEWS FOR SHAREHOLDERS

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     While  we  encourage  you to  read  the  full  text of the  enclosed  Proxy
Statement and Prospectus, here is a brief overview of some matters affecting your Portfolio that require a shareholder vote.

                           Q&A: QUESTIONS AND ANSWERS

Q.    WHAT AM I BEING ASKED TO VOTE ON?

A. The Board of Directors of SunAmerica Style Select Series, Inc. ("Style Select") has proposed to reorganize your Portfolio into a different portfolio of Style Select with the same investment objective and similar, though not identical, investment strategies. You are being asked to vote on this proposal. Specifically, the following Reorganizations are proposed:

        Your Portfolio             Portfolio After Reorganization
--------------------------------------------------------------------------------
  Large-Cap Growth Portfolio     Focused Large-Cap Growth Portfolio
--------------------------------------------------------------------------------
  Mid-Cap Growth Portfolio       Focused Multi-Cap Growth Portfolio
--------------------------------------------------------------------------------

      In this "Q&A" we refer to the portfolio of Style Select into which your Portfolio is to be reorganized as the "Reorganized Portfolio."

Q.    WHAT ARE THE REORGANIZATIONS?

A. Under each proposal, your Portfolio would be combined with the other portfolio identified in the chart, and you would become a shareholder of that other portfolio. The Board of Directors of Style Select unanimously approved each Reorganization on April 11, 2002. Shareholders are now being asked to approve the Reorganization of their portfolio. The attached Proxy Statement and Prospectus describes each proposed Reorganization.

      The Board of Directors of Style Select, including all of the Independent Directors, unanimously recommends that you vote FOR the Reorganization.

Q.    HOW WILL THE REORGANIZATION AFFECT MY ACCOUNT?

A. If shareholders approve a Reorganization, your Portfolio shares will be exchanged, on a tax-free basis, for an equal aggregate dollar value of shares of the relevant Reorganized Portfolio. This means that you may end up with

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                                                            Exhibit 17G (cont'd)


      a different number of shares compared to what you originally held, but the total dollar value of your shares will be the same.

      You will receive the same class of shares in the Reorganized Portfolio as the class of shares of the Portfolio you hold immediately prior to the Reorganization.

Q.    WHY DOES THE BOARD RECOMMEND APPROVAL OF THE REORGANIZATIONS?

A. Your Board has based this recommendation on its consideration of the principal reasons underlying each Reorganization, including the following: the fact that, following each Reorganization, shareholders of each
      Portfolio would remain invested in a mutual fund having the same investment objective and similar, though not identical, investment strategies; the fees and expenses of each Portfolio; potential benefits to shareholders, such as the potential for reduced operating expenses over time due to economies of scale; and the fact that no Reorganization will adversely affect the interests of Portfolio shareholders.

Q.    WHO WILL MANAGE MY PORTFOLIO AFTER THE REORGANIZATION?

A. SunAmerica Asset Management Corp. ("SAAMCo") currently serves as investment manager for the assets of each Portfolio. After completion of the Reorganizations, SAAMCo will continue to be the manager of each Reorganized Portfolio.

Q.    WILL THE REORGANIZATIONS BE TAX-FREE?

A. The Reorganizations will be accomplished on a tax-free basis. This means that you should not realize any federal capital gains (or losses) when your Portfolio shares are exchanged for Reorganized Portfolio shares.

Q.     HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A. After careful consideration, based upon their evaluation of all relevant information, and after meeting with counsel to the Independent Directors regarding the legal issues involved, the Board, including the Independent Directors, recommends that you vote FOR the proposal on the enclosed proxy card.

Q.    WHO GETS TO VOTE?

A. If you owned shares of a Portfolio on June 10, 2002, you are entitled to vote with respect to your Portfolio, even if you later sold the shares. Each share of a Portfolio is entitled to one vote, with fractional shares voting proportionally.

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                                                            Exhibit 17G (cont'd)

Q.    WHY ARE MULTIPLE PROXY CARDS ENCLOSED?

A. If you are a shareholder of more than one Portfolio, you will receive a proxy card for each Portfolio in which you own shares.

Q.    I'M A SMALL INVESTOR. WHY SHOULD I VOTE?

A. Your vote makes a difference. If many small shareholders just like you fail to vote their proxies, your Portfolio may not receive enough votes to go forward with the Special Meeting of Shareholders and additional costs will be incurred through further proxy solicitations.

Q.    HOW DO I VOTE?

A. You have several different ways to vote. They include mail, speaking with a representative on the telephone, and voting on-line over the Internet. If you need more information or have any questions on how to vote, call 1-866-284-4426. If you have any questions on a proposal, please call SunAmerica's information agent, Georgeson Shareholder, at 1-866-284-4426.

Your vote is important. Please vote promptly to avoid the additional expense of another solicitation.


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